 Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Variable Insurance Trust of our reports dated February 26, 2020, relating to the financial statements and financial highlights, which appear in John Hancock Managed Volatility Aggressive Portfolio, John Hancock Managed Volatility Growth Portfolio, John Hancock Lifestyle Aggressive Portfolio, and John Hancock Lifestyle Growth Portfolio’s (four of the funds constituting John Hancock Variable Insurance Trust) Annual Reports on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Financial Statements; Experts”, “Appendix B – Financial Highlights of the Funds”, and “Information Incorporated by Reference” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 12, 2021